Exhibit 10.17

EMPLOYMENT AGREEMENT

BETWEEN:

(I) COTY MANAGEMENT B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Schiphol Boulevard 393, Toren B, 1118 BJ Schiphol, the Netherlands, hereinafter: the Company; and

(2)GORDON VON BRETTEN, born on XXX, of XXXX, hereinafter: the Director;

The Company and the Director together referred to as the Parties and each of them individually as the Party.

WHEREAS:

(a)The Company wishes to engage the Director to act as Chief Transformation Officer;

(b)the Director will be appointed as a managing director (statutair directeur) of the Company by a written resolution of the general meeting of shareholders of the Company dated 3 June 2020 with effect from I July 2020; and

(c)the Parties have reached agreement on all the terms and conditions applicable to the related employment relationship and they wish to record them in writing in this agreement (the Agreement),

IT HAS BEEN AGREED AS FOLLOWS:

1.COMMENCEMENT AND TERM OF SERVICE

1.1 The Director's employment by the Company hereunder shall be for an indefinite period, which shall commence on 3 June 2020, (the Commencement Date) and shall continue until terminated in accordance with this Agreement. The period commencing as of the Commencement Date and ending on the date on which the Director's employment terminates is hereinafter referred to as the Employment Term.

2.DUTIES AND POWERS

2.1  From 3 June 2020 and during the remainder of the Employment Term, the Director shall serve as Chief Transformation Officer of Coty Inc. (the Parent) and in such positions with the Parent, the Company or any other business entity, directly or indirectly, controlled by or under common control with the Parent (each, a Group Company and together the Group)

2.2  The Director will report to the Chairman and Chief Executive Officer of Parent. In such capacities, the Director shall carry out such duties appropriate to his status and exercise such powers in relation to any applicable Group Company and each of their respective businesses as may from time to time be assigned to or vested in him by the Company or Parent. Such positions and tasks shall be governed by the terms and conditions contained in this Agreement and shall not entitle the Director to any further remuneration. Should the relevant Group Companies nevertheless pay compensation to the Director in connection with such positions or tasks (other than for the reimbursement of costs), the Director shall pay such amounts to the Company.

2.3 The Director shall perform his duties and responsibilities as Chief Transformation Officer based in the Coty office in Amsterdam, and shall travel as required by the Group's business to other Group Company offices as and on such basis as the Parties shall mutually agree, provided, however, that the Director shall not perform services from the United States or any other jurisdiction unless and until all necessary visas, work permits or other documentation to permit him lawfully to provide such services in such jurisdictions have been obtained.

2.4 The Company may also require the Director to work on a temporary basis from any Group Company location and travel to such location as may be required for the performance of his duties. The Director will be required to keep a complete and accurate record of the time spent performing his duties under this Agreement, the nature of those duties, and the location from where such duties were performed.

2.5 The Director shall devote his best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise; provided, that subject to clause 12 hereof, nothing herein shall be deemed to preclude the Director from engaging in personal, charitable or civic activities, provided that these do not violate any of the covenants contained in this Agreement and as long as such activities, either individually or in the aggregate , do not interfere with the performance of his duties hereunder.

2.6 Regular working hours are from Monday to Friday, 40 hours a week. The Director is expected to work additional hours as part of his duties under this Agreement for which no additional remuneration will be paid.

3. SALARY AND HOLIDAY ALLOWANCE

3. 1 The Director shall receive a base salary of US Dollar 1,400,000 gross (the Base Salary) payable in Euros (EUR), converted at an exchange rate equal to the average of the daily US$:EUR spot exchange rates published by the Dutch Central Bank (De Nederlandsche Bank) on each business day beginning thirty (30) days prior to the applicable payment date and ending as of the business day immediately prior to such payment date.

3.2 The Base Salary is based on a full time (100%) employment, at the time of concluding the Agreement and is deemed to include a holiday allowance of 8%. The Base Salary shall be payable in twelve equal installments, in arrears, less the holiday allowance around the 25th of the month or ultimately by the end of the month, by payment into a bank account to be specified by the Director.

3.3 The year for the calculation of the holiday allowance runs from 1 June up to and including 31 May of the current year. The 8% holiday allowance is paid out annually together with the salary for May. Employees who have been with the company for part of that period only shall receive holiday allowance on a pro rata temporize basis. Holiday allowance shall also be calculated in line with any salary adjustments made during the aforesaid period and this as of the effective date of the salary adjustment.

3.4  The Base Salary shall be inclusive of any sums receivable (and shall abate by any sums received) by the Director as director's fees from any Group Company or otherwise arising from any office held by the Director by virtue of his employment under this Agreement. The Director’s Base Salary shall be subject to periodic review by the Board, not less frequently than annually, for possible increase and any such increased rate will thereafter be the Base Salary for all purposes of this Agreement. Under no circumstances may the Base Salary be decreased during the Employment Term without the consent of the Director.

3.5  The Director shall not accept any monies or other remuneration or gifts from third parties in connection with his activities for the Company and/or its Group Companies. Should the Director nevertheless receive such monies, remuneration or gifts, he will report this to the Board.

4. ANNUAL AWARDS OF RESTRICTED STOCK

4.1 Subject to the terms of the Coty Inc. Equity and Long-Term Incentive Plan as in effect on the date hereof and as may be amended from time to time (the Plan) and in accordance with the terms and conditions of the restricted stock award agreement to be provided to the Director in connection with each grant (the Restricted Stock Agreement), the Director will be eligible to receive, at the election of Director, either (a) annual grants of shares of Class A Common Stock ("Restricted Stock") each year, with a value of US$2,900,000 (two million nine thousand U.S. dollars) per grant calculated as being a number of units of Restricted Stock equal to this amount divided by the closing stock price at the Grant Date, or (b) annual grants of restricted cash awards ("Restricted Cash") with a value of US$2,900,000. The shares of Restricted Stock or units of Restricted Cash, as applicable, will vest as follows subject to the Director's continued employment with the Company or any Group Company through the applicable vesting date:

•First Anniversary of the Grant Date : 33.33% of the shares of Restricted Stock or units of Restricted Cash, as applicable, vest
•Second Anniversary of the Grant Date: 33.33% of the shares of Restricted Stock or units of Restricted Cash, as applicable, vest
•Third Anniversary of the Grant Date : 33.34% of the shares of Restricted Stock or units of Restricted Cash, as applicable, vest.

4.2 New Hire Award. The first award of 643,016 shares of Restricted Stock shall be granted to the Director on 5 June 2020, subject to the vesting schedule described in Section 4.1 above. Thereafter, each award of Restricted Stock or Restricted Cash, as applicable, will be made at the same time as the annual awards are made to other participants in the Plan, the first following award being in 2021.

5. CLAW BACK

All compensation and benefits hereunder shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with ( i) any clawback, forfeiture or other similar policy adopted by the Board or a duly authorized committee of the Board, as in effect from time to time, and (ii) applicable law. In addition, if the Director receives any amount in excess of the amount that the Director should have otherwise received under the terms of this Agreement or any compensation or benefit plans of the Group for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Board or a duly authorized committee of the Board may provide that the Director shall be required to repay any such excess amount.

6. SUPPLEMENTARY INSURANCE COVER

6.1 The Company has taken out group disablement benefit shortfall insurances cover for its employees (WGA-hiaatverzekering and WIA-exedentverzekering) in which the Director will participate. Further detailed information regarding these insurances is included in the Insurance appendix.

7. PENSION

The Director will participate in the collective pension scheme of the Company. The pension regulations are included in the Pension appendix to be provided to the Director separately.

8. BUSINESS EXPENSES

8.1 Reasonable business expenses incurred by the Director in the performance of his job under this Agreement shall, upon submission of written evidence of such expenses in accordance with the Company's expense and travel policies, be paid or reimbursed by the Company to the Director.

9. COMMUTING EXPENSES

The Director is entitled to reimbursement in accordance with the Parent's travel and expense policy (as in effect from time to time) for commuting expenses incurred between his residences in Potsdam, Germany, and Mallorca, Spain, and the Company's headquarters in Amsterdam, the Netherlands (including lodging expenses in Amsterdam, the Netherlands).

10. HOLIDAYS

10.1 The Director is entitled to 30 days of paid leave in each holiday year (based on full time). In case of a full time employment contract, 20 of these days of paid leave are statutory holidays; the others are holidays in excess of the statutory entitlement.

10.2  The holiday year runs from I January to 31 December of each calendar year.

10.3  Holiday dates are determined by the Company on the basis of a proposal by the Director.

10.4  The statutory holiday entitlement accrued in a calendar year will lapse six months after the end of the calendar year. The extra statutory holiday entitlement accrued in a calendar year will lapse five years after the end of the calendar year.

10.5  Where the Director is not employed for the whole holiday year, the Director will be entitled to I/12th of the above number of holiday days for each full month of employment.

10.6  During the period that the Director is unable to perform work because of illness, Director will accrue statutory holiday entitlement. From one month of illness the Director will not accrue extra statutory holiday entitlement.

10.7  Holiday days normally have to be taken in the holiday year to which they relate.

10.8  Employer can appoint a maximum of 2 days per calendar year as mandatory vacation days without consulting the Director.

11. ILLNESS OR DISABLEMENT

11.1 If the Director is unfit for work, he must inform the Company accordingly without delay on the first day of Director's incapacity for work. When reporting sick, the Director shall also provide the Company with the information that the employer requires to determine whether it must continue to pay the Director's wages.

11.2 Further detailed information and rules regarding illness are included in the Employee Handbook.

12. GENERAL RESTRICTIONS

12.1 In the event that the Director is ordered to refrain from active duty and upon termination of this Agreement - irrespective of the manner in which and the reasons for which the employment is terminated - the Director shall at the Company's first request to that effect surrender to the Company all property of the Company in his possession as well as all documents which in any way relate to the Company and/or Group Companies and/or its customers and other business relations, all this in the broadest sense, as well as all copies of such documents and property.

12.2 The Director shall not perform any paid or unpaid side activities (including consultancy work and board positions) without the prior written approval of the Board, which approval will not unreasonably be withheld. The Director confirms that he has no such positions at the Commencement Date.

12.3  During his employment hereunder, the Director shall not be permitted to be involved in or to have or take in any way, whether directly or indirectly, any interest in companies pursuing activities in competition with or similar to the activities of the Company or its Group Companies, unless the shares are traded on a recognized stock exchange, in which case an exemption applies up to 5%. The Director shall immediately disclose to the Board any interests he holds in companies pursuing activities that are related to the activities of the Company or any Group Companies or companies that are suppliers, licensors, licensees, principals or buyers of the Company and/or any Group Companies unless the shares are traded on a recognized stock exchange. The Director confirms that he has no such interest at the Commencement Date.

12.4 The Director shall comply with every rule of law and every regulation of the Company and/or the Group in force from time to time relating to dealings in shares or other securities.

12.5 The Director acknowledges that the salary referred to in clause 3.1 includes reasonable compensation for the fact that he is bound by the general restrictions as set out in this clause 12.

13.  REMEDIES

13.1 In deviation of article 7:650 paragraphs 3, 4 and 5 DCC, the Director shall forfeit to the Company for each breach of any of the provisions of clauses 3.5, 12, hereof and/or the covenants agreed in the Confidentiality, non-competition and non solicitation agreement (RCA) attached as Annex 1 to this Agreement and/or the Code of Conduct, immediately, without prior notice or any judicial intervention being required, a penalty of EUR 50,000 per breach plus EUR 500 for each day that such breach continues, without prejudice to:

(a)the Company's right to claim compensation for the actual damage suffered by it or its Group Companies through such breach instead; and

(b)any other relief to which the Company or its Group Companies may be entitled.

13.2 Payment of the penalty provided for in this clause does not relieve the Director from his obligations under the provisions violated.

14. TERMINATION

14.1 This Agreement may be terminated (prematurely) by either Party as from the last day of any calendar month by written notice to the other Party; the Director observing a notice period of 3 months and the Company observing a notice period of 6 months.

14.2 At any time during the notice period (whether notice is given by the Director or the Company) and until the termination of this Agreement, the Company shall be entitled at its absolute discretion to require the Director:
(a) not to carry out (part of) his duties;

(b) not to attend his place of work;

(c) to work from home and/or to carry out special projects.

provided that this shall not affect the Director' s entitlement to receive salary during the notice period (Garden Leave ).

14.3 The employment will in any case terminate on the day on which the Director reaches the pensionable age under the State Pension Act (Algemene Ouderdomswet ) or, if different, the pensionable age under the Company's pension plan.

14.4  The Company will at all times be entitled to announce to employees, customers or clients of the Company that the Director's employment will terminate or has terminated within the meaning of this clause 4.

14.5 Upon termination of this Agreement, the Director shall resign from any positions he holds within the Company or its Group Companies.

15. 30% - RULING

15.1 Subject to paragraph 15.2 below, if and to the extent the Director is eligible to receive an exempt compensation for extraterritorial costs on the basis of article 10ea of the Uitvoeringsbesluit loonbelasting 1965 (the Resolution) and, on joint request of the Company and the Director, the tax authorities have confirmed such entitlement (the 30% Ruling), then:

(a)if and to the extent the 30% Ruling applies to the compensation due by the Company to the Director under this agreement before application of this section 15 (the Total Compensation ), such compensation is reduced to such amount (the Taxable Wage) that an amount equal to 100/70 of the Taxable Wage is equal to the Total Compensation;

(b)the Company pays to the Director a tax-exempt compensation for extraterritorial costs equal to 30/70 of the Taxable Wage (the Exempt Compensation) at the same moments and in the same manner as payment of the Taxable Wage; and

(c)Parties will, if and to the extent requi red , amend this agreement so that all provisions are fully in accordance/compliance with the 30% Ruling.

15.2 The Director is aware that an amendment of the agreed compensation in accordance with clause 15.1 can have an impact on any other arrangements relating to the amount of taxable wages, such as pensions and social security payments.

16. EMPLOYEE HANDBOOK/POLICIES/CODES OF CONDUCT

16.1 Unless provided expressly to the contrary in this Agreement, the following rules and regulations as applicable from time to time, form an integral part of this Agreement.Page 7

▪Employee Handbook

•Code of Conduct

•RCA attached as Annex 1

•Mobility Policy

•Social Media Policy

•GDPR

•Travel & Expenses Policy

•Insurance appendix

•Pension appendix

16.2 By signing the Agreement, the Director acknowledges the receipt of a copy of these rules or having been given online access to them and his agreement thereto.

17. NO COLLECTIVE LABOUR AGREEMENT

17.1 No collective labour agreement covering employees of the Company is applicable to this Agreement.

18.  FINAL PROVISIONS

18.1 The Director represents and warrants to the Company that he will not by reason of entering into this Agreement, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied, or of any other obligation binding on him.

18.2 This Agreement and any obligation arising out of or in connection therewith shall be governed by and construed in accordance with the laws of the Nether lands.

18.3 All amounts payable on the basis of this Agreement are gross amounts and will be paid less the usual deductions under the applicable tax and social security laws to be withheld by Dutch employers in the Netherlands, unless it follows from tax and social security laws that the payment can be made tax-free.

18.4 The Company reserves the right to unilaterally amend the provisions of this Agreement from time to time in accordance with article 7:613 DCC.

18.5 In the event that any of the provisions contained in this Agreement were to be or become invalid or unenforceable for any reasons whatsoever , such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions. Subject to clause 18.4 of this Agreement, such invalid or unenforceable provision shall be replaced by a new provision, bearing in mind the wording and purpose of the invalid or unenforceable provision as far as possible.

18.6 Modifications and/or amendments to this Agreement shall only be valid if made and confirmed in writing by the Company to the Director.

18.7 The foregoing constitutes the entire employment agreement between the Parties and supersedes all employment agreements and/or verbal arrangements previously made and given by and between the Director and the (bodies of the) Company and/or its Group Companies.

[SIGNATURE PAGE TO FOLLOW]

18.8   In witness whereof this Agreement was executed in duplicate and signed by the Parties .

COTY MANAGEMENT B.V. GORDON VON BRETTEN

Date: June 3, 2020
Represented by: Jaap Bruinsma
Date: June 3, 2020

ANNEX 1

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (RCA)